                                                                      EXHIBIT 11

                 CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                 For the three month period ended June 30, 1997
                    (In thousands, except per share amounts)

                                                           Primary      Fully Diluted
                                                           -------      -------------

Shares of common stock outstanding at April 1, 1997,
  less treasury stock                                       69,847          69,847

Plus net weighted shares of treasury stock purchased          (624)           (624)

Plus common stock equivalents:

  Effect of convertible preferred stock conversion                           6,018
  Effect of equity incentive awards                            888             965
                                                           -------         -------

Weighted average shares outstanding                         70,111          76,206
                                                           =======         =======

Income applicable to common shares                         $27,937         $27,937

Dividends on preferred stock                                                   813

Preferred stock conversion compensation shortfall                             (446)

Earnings applicable to common shares                       $27,937         $28,304
                                                           =======         =======

Earnings per common share                                  $  0.40         $  0.37
                                                           =======         =======

                                                                      EXHIBIT 11

                 CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                  For the nine month period ended June 30, 1997
                    (In thousands, except per share amounts)

                                                            Primary      Fully Diluted
                                                            -------      -------------

Shares of common stock outstanding at October 1, 1996
  less treasury stock                                        71,589          71,589

Plus net weighted shares of treasury stock purchased         (1,570)         (1,570)

Plus common stock equivalents:

  Effect of convertible preferred stock conversion                            6,018
  Effect of equity incentive awards                             894             965
                                                            -------         -------

Weighted average shares outstanding                          70,913          77,002
                                                            =======         =======

Income applicable to common shares                          $80,793         $80,793

Dividends on preferred stock                                                  2,450

Preferred stock conversion compensation shortfall                            (1,349)

Earnings applicable to common shares                        $80,793         $81,894
                                                            =======         =======

Earnings per common share                                   $  1.14         $  1.06
                                                            =======         =======